Exhibit 99.1

April 24, 2009

Important Information about the GM Common Stock Fund

Concerning Two Employee Benefit Plans

This notice is to participants in the General Motors Savings Plans (the “Plans”) [Savings-Stock Purchase Program (S-SPP) and the Personal Savings Plan (PSP)] that are invested in the General Motors $1- 2/3 Par Value Common Stock Fund (the “GM Common Stock Fund” or the “Fund”). State Street Bank and Trust Company (“State Street”) serves as the investment manager and independent fiduciary of the GM Common Stock Fund. In this role, State Street is specifically authorized to sell shares of GM common stock held in the GM Common Stock Fund if it determines that (A) there is a serious question concerning General Motors Corporation’s (“GM” or the “Company”) short–term viability as a going concern without resorting to bankruptcy proceedings; OR (B) there is no possibility in the short-term of recouping any substantial proceeds from the sale of stock in bankruptcy proceedings. State Street made the determination that this standard had been met due to the economic climate and the circumstances surrounding GM’s business.

Accordingly, based on State Street’s determination, on March 31, 2009 State Street commenced a selling program pursuant to which it started selling the shares of GM common stock held in the GM Common Stock Fund, and started investing the proceeds of such sales in short-term fixed-income investments and money market instruments. The daily unit value of the GM Common Stock Fund has at all times reflected the value of these underlying investments. The selling program is expected to be substantially completed today, April 24, 2009, and at such time as it is completed, the Fund will no longer have any investments in GM common stock and will be fully invested in short-term fixed-income investments and money market instruments. Accordingly, the Fund is no longer pursuing its stated investment strategy, and its returns are no longer correlated to the performance of GM common stock. The ability to effect an in-kind withdrawal was suspended as of the end of the business day on April 23, 2009.

As noted, upon completion of the selling program, the only remaining assets in the GM Common Stock Fund will be cash and cash equivalents. On May 29, 2009, the GM Common Stock Fund will be discontinued and removed as an investment option from the GM Savings Plans. Therefore, participants are encouraged to exchange their remaining balances in the Fund into other Plan investment options before the close of business on May 29, 2009. For participants who do not make such an election as of the close of business on May 29, 2009, any remaining balances in the Fund will be exchanged into the Qualified Default Investment Alternatives for the respective Plans, the Pyramis Strategic Balanced Commingled Pool investment option for the affected S-SPP participants and the Pyramis Active Lifecycle Commingled Pool investment option with a target retirement date (as specified in the Pool’s name) closest to the year that the participant will attain the age of 65 for the affected PSP participants.

As investment manager, State Street does not accept direct inquiries from participants.

If you have any questions regarding this notice, please contact the GM Benefits & Services Center at 1-800-489-4646.

General Motors Corporation